EXHIBIT 10.8


FOR IMMEDIATE RELEASE


            FLAG, RIVACQ AND HIGH DESERT TO ACQUIRE ADDITIONAL SHARES
                 OF RIVIERA HOLDINGS CORPORATION FROM WESTERMAN

      NEW YORK, NY - August 2, 2006 - Flag Luxury Riv, LLC, Rivacq LLC and High Desert Gaming LLC (the "Buyers") have given notice of their election to purchase the remaining shares of common stock of Riviera Holdings Corporation from William L. Westerman, Riviera's Chief Executive Officer, for a price of $15.00 per share (excluding shares held by Riviera's Employee Stock Ownership Plan on Mr. Westerman's behalf and shares recently distributed to him thereunder).

      In December 2005, Mr. Westerman agreed to sell 650,000 shares of Riviera to the Buyers and to grant the Buyers an option to purchase 441,471 additional shares held by Mr. Westerman, subject to certain conditions, including the issuance of such approvals or other assurances as the Buyers deemed necessary or desirable from the Nevada and Colorado gaming authorities. In May 2006, the Buyers submitted a formal application to hold a gaming license in the State of Nevada. On July 31, 2006, the Nevada State Gaming Control Board advised the Buyers' counsel that the Buyers' acquisition of Mr. Westerman's shares would not constitute a change of control requiring prior approval from the Nevada State Gaming Control Board. Accordingly, on August 1, 2006, the Buyers gave notice to Mr. Westerman that they were exercising their option and that the closing of the acquisition of Mr. Westerman's shares would be held on August 4, 2006.

      On April 5, 2006, the Buyers, through an affiliate, entered into a merger agreement with Riviera providing for the acquisition of Riviera by the Buyers at a price of $17.00 per share. The Buyers' principal stockholders include Paul C. Kanavos, Barry Sternlicht, Neil Bluhm and Brett Torino - leaders of the corporate and real estate world, all of whom have been successful builders, owners, and operators of businesses around the globe. The Buyers do not seek short term trading profits. Rather, the Buyers intend to be long term owners of the history and great legacy of Riviera. The acquisition of Mr. Westerman's remaining shares further demonstrates the Buyers' commitment to acquire Riviera.

      Certain short-term oriented shareholders of Riviera have questioned the $17.00 price offered by the Buyers to acquire Riviera. The Buyers have not increased their offer price based on their belief that $17.00 per share is a full and fair price, given both land values in the Las Vegas market and the operating challenges currently facing the Company.

      Following the purchase of Mr. Westerman's shares, the Buyers and their affiliates will own approximately 18.3% of the outstanding shares of Riviera. This significant stake in the Company will enable the Buyers to influence the future direction of Riviera regardless of the outcome of the upcoming shareholder vote.